DESCRIPTION OF CAPITAL STOCK
As of February 15, 2022, Garrett Motion Inc. (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.001 per share (the “Common Stock”), and (2) our Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).
The following description summarizes the material terms and provisions of our Common Stock and Series A Preferred Stock. For the complete terms of our common stock and preferred stock, including the Common Stock and the Series A Preferred Stock, please refer to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), including the Certificate of Designations of our Series A Preferred Stock (as amended, the “Series A Certificate of Designations”) and our Third Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Series A Certificate of Designations, our Bylaws and The Delaware General Corporation Law (“DGCL”), which may also affect the terms of these securities.
Authorized Capitalization
Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 2,200,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of Common Stock and (ii) 1,200,000,000 shares of preferred stock.
Common Stock
Dividends
Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant. Under the terms of our Series A Preferred Stock, a dividend on our Common Stock (other than a dividend payable solely in Common Stock) may not be declared if (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have not been paid in full and the full dividend thereon due has not been paid or declared and set aside for payment, (ii) all prior redemption requirements with respect to Series A Preferred Stock have not been complied with, provided that a committee of disinterested directors of the Board (the “Disinterested Directors’ Committee”) may nonetheless declare, and we may make, dividends or distributions on the Common Stock in such circumstances, but only if (x) the holders of Series A Preferred Stock also participate ratably in the dividend or distribution, (y) the dividend or distribution is made on or prior to December 31, 2022, and (z) the full Board has ratified the Disinterested Directors’ Committee’s declaration of the dividend or distribution. Additionally, under the terms of our Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), a dividend on our Common Stock (other than a dividend payable solely in Common Stock) may not be declared if the Company has not satisfied or cannot satisfy in full redemption payments owed to holders of Series B Preferred Stock.
Additionally, the Credit Agreement, dated as of April 30, 2021, by and among the Company, Garrett LX I S.à r.l., Garrett Motion Holdings Inc. and Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended or supplemented from time to time, the “Credit Agreement”), includes restrictions on the Company’s ability to make dividends or distributions on, or redeem or otherwise acquire, its outstanding equity interests, including its Common Stock, Series A Preferred Stock and Series B Preferred Stock, in each case subject to certain exceptions and carve-outs.
For information on restrictions on the payment of dividends on the Common Stock pursuant to the terms of the Series A Preferred Stock, see “Series A Preferred Stock — Dividends” below.
Voting
The holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Certificates of Designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred

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stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.
Subject to the rights of any outstanding series of preferred stock, directors will be elected by a majority of the votes cast, provided that, in contested elections, directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.
For information on the voting rights of holders of the Series A Preferred Stock, see “Series A Preferred Stock — Voting” below.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, including the Series A Preferred Stock and the Series B Preferred Stock, upon the Company’s liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to stockholders.
Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities, provided that such restriction (i) only applies to the extent required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), (ii) only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect. Such a restriction in no way restricts or prevents the issuance of any shares of Series B Preferred Stock, regardless of any voting rights granted thereto.
Fully Paid
The issued and outstanding shares of the Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
The holders of the Common Stock do not have preemptive rights or preferential rights to subscribe for shares of the Company’s capital stock.
Series A Preferred Stock
Dividends
Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Disinterested Directors’ Committee out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425,000,000. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, a dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full any deferred redemption payments or redemption payments owed on the next scheduled redemption date to holders of Series B Preferred Stock.
Holders of the Series A Preferred Stock will also be entitled to such dividends paid to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into Common Stock (without regard to any limitations on conversions) and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.
So long as any shares of Series A Preferred Stock remain outstanding, no dividend shall be paid or declared, and no distribution shall be made, on any class of Common Stock or any future class of preferred stock established thereafter by the Board (other than any series of capital stock that ranks pari passu or senior to the Series A Preferred Stock) (such stock “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, unless (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have been paid in full and the full dividend thereon due has been paid or declared and set aside for

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payment and (ii) all prior redemption requirements with respect to Series A Preferred Stock have been complied with, provided, that the Disinterested Directors’ Committee may nonetheless declare, and we may make, dividends or distributions on Dividend Junior Stock in such circumstances, but only if (x) the holders of Series A Preferred Stock also participate ratably in the dividend or distribution, (y) the dividend or distribution is made on or prior to December 31, 2022, and (z) the full Board has ratified the Disinterested Directors’ Committee’s declaration of the dividend or distribution.
Under the terms of the Credit Agreement, during the fiscal years ending December 31, 2021, and December 31, 2022, the Company may not make restricted payments (including purchases and redemptions) in cash solely with respect to the Series A Preferred Stock unless a ratable payment (on an as-converted basis) is made to holders of the Common Stock and such payments would otherwise be permitted under the terms of the Credit Agreement. The Company’s ability to make ratable payments to holders of the Series A Preferred Stock and Common Stock is restricted by the terms of the Series A Certificate of Designations.
Voting
Holders of the Series A Preferred Stock will be entitled to vote together as a single class with the holders of Common Stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Common Stock equal to the whole number of shares of Common Stock that would be issuable upon conversion of such holder’s shares of Series A Preferred Stock in addition to a number of shares of Common Stock equal to the amount of cumulative unpaid preference dividends (whether or not authorized or declared) divided by the lesser of (i) the fair market value per share of such additional shares and (ii) the fair market value per share of the Common Stock.
So long as any shares of Series A Preferred Stock are outstanding, a vote or the consent of the holders representing a majority of the Series A Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Series A Preferred Stock with respect to the payment of cumulative dividends or upon the occurrence of a liquidation, (ii) any increase in the authorized number of shares of Series A Preferred Stock or of any series of capital stock that ranks pari passu with Series A Preferred Stock in respect of the payment of cumulative dividends or upon the occurrence of a liquidation, (iii) effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Series A Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would reduce the stated amount of any share of Series A Preferred Stock to below $5.25 per share.
Liquidation
Upon liquidation, Series A Preferred Stock will rank senior to the Common Stock, the Series B Preferred Stock and any future class of preferred stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Aggregate Liquidation Entitlement (as defined in the Series A Certificate of Designations) for all outstanding shares of Series A Preferred Stock.
Other Rights
All shares of Series A Preferred Stock will automatically convert to shares of Common Stock, at a conversion price of $5.25 per share of Common Stock (subject to adjustment as described in the Series A Certificate of Designations) (the “Conversion Price”) upon either (i) the election of holders representing a majority of the then-outstanding Series A Preferred Stock or (ii) the occurrence of a Trading Day (as defined in the Series A Certificate of Designations) at any time on or after April 30, 2023 on which (A) the aggregate stated amount of all outstanding shares of Series B Preferred Stock is an amount less than or equal to $125,000,000, (B) the Common Stock is traded on a Principal Exchange, a Fallback Exchange or an Over-the-Counter Market (each as defined in the Series A Certificate of Designations) and, in each case, the Automatic Conversion Fair Market Value (as defined in the Series A Certificate of Designations) of the Common Stock exceeds 150% of the Conversion Price, and (C) the Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600,000,000.
Shares of Series A Preferred Stock are also convertible into Common Stock at any time at the option of the holder, effective on January 1, April 1, July 1 and October 1 in each year, or on the third business day prior to the date of redemption of the outstanding shares of the Series A Preferred Stock as described in the following paragraph.

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The Company may, at its election, redeem all but not less than all of the outstanding shares of Series A Preferred Stock (i) at any time following April 30, 2027 or (ii) in connection with the consummation of a Change of Control (as defined in the Series A Certificate of Designations), in either case for a cash purchase price equal to $5.25 per share plus cumulative unpaid preference dividends (whether or not authorized or declared) as of the redemption date.
Anti-Takeover Protections
Certain provisions in the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
Removal
Subject to the rights of holders of any one or more series of preferred stock, the Certificate of Incorporation provides that (i) any director may be removed with or without cause and (ii) the removal of any director, with or without cause, will require the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock generally entitled to vote in the election of directors of the Company.
For information on the rights of holders of Series A Preferred Stock regarding the removal of directors, see “Series A Investor Rights Agreement” below.
Blank Check Preferred Stock
The Certificate of Incorporation authorizes the Board to designate and issue, without any further vote or action by the stockholders (subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock), out of the unissued shares of preferred stock, for series of preferred stock and, with respect to such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.
Stockholder Action by Written Consent
Prior to the first date on which either the Centerbridge Investors (as defined below) or the Oaktree Investors (as defined below) cease to have the right to designate two individuals for election to the Board (such date, the “Transition Date”), any action required or permitted to be taken at any annual or special meeting of the Company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted so long as the Board has unanimously recommended that the Company’s stockholders take such action. On and after the Transition Date, and subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the holders of any class or series of stock of the Company may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.
Special Stockholder Meetings
The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may only be called by the affirmative vote of a majority of the Board, the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Company, or by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, for so long as the Centerbridge Investors and the Oaktree Investors beneficially own, in the aggregate, a majority of the then outstanding shares of Series A Preferred Stock. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board and as specified in the notice of meeting. Except as described herein, stockholders may not call or request special meetings of stockholders.

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Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of the Company’s stockholders and proposed nominations of persons for election to the Board to be brought before an annual or special meeting of the stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.
Amendments to Certificate of Incorporation and Bylaws
The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend such company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. The Certificate of Incorporation provides that the By-Laws may be amended by the Board or by the affirmative vote of holders of at least a majority of the combined voting power of the then-outstanding shares of the Company’s capital stock entitled generally to vote in the election of directors of the Company, voting together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this the Certificate of Incorporation, the DGCL, or a Certificate of Designations setting forth the terms of such series of Preferred Stock.
Section 203 of the DGCL
The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
The acquisition of shares of Series A Preferred Stock pursuant to the Amended Joint Plan of Reorganization filed by the Company and certain of its subsidiaries on April 26, 2021, which was subsequently confirmed by the United States Bankruptcy Court for the Southern District of New York on April 26, 2021 (the “Plan”) by the Centerbridge Investors and the Oaktree Investors was approved by the Board for the purposes of Section 203 of the DGCL.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Bylaws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of the Company, or for serving at the Company’s request as a director, officer or agent at another corporation or enterprise, as the case may be. The Bylaws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. The Bylaws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.
Exclusive Forum
The Certificate of Incorporation provides, in all cases to the fullest extent permitted by law, that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or stockholders to the Company or its stockholders, any action asserting a claim arising

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pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.
In addition, the Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), shall be the federal district courts of the United States.
Nothing in the Certificate of Incorporation precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock and Series A Preferred Stock is Equiniti Trust Company.
Listing
The Common Stock (GTX) and the Series A Preferred Stock (GTXAP) are listed on the Nasdaq Global Select Market.
Registration Rights Agreement
Pursuant to the Plan, the Company and certain holders of the Common Stock and Series A Preferred Stock (the “Registration Rights Holders”) executed the Registration Rights Agreement, dated as of the Effective Date (as defined below).
Pursuant to the Registration Rights Agreement, the Company was obligated to provide, and provided, notice to the Accredited Investor Eligible Holders (as defined in the Registration Rights Agreement) that they are (i) able to become parties to the Registration Rights Agreement and (ii) participate in the Shelf Registration Statement (the “Shelf Notice”). The Company agreed to use its reasonable best efforts to file with the SEC a shelf registration statement on Form S-1, the (“Shelf Registration Statement”), covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) on a continuous basis as promptly as practicable following the Effective Date (taking into account the need to provide Accredited Investor Eligible Holders a reasonable opportunity to respond to the Shelf Notice (as defined below) and in any event no later than 30 days following the Effective Date). As promptly as practicable thereafter, the Company agreed to use its reasonable best efforts to cause such Shelf Registration Statement to become effective on the earliest date practicable.
At any time following the date that the Company satisfied the conditions to effectiveness set forth in the Plan and in the order of the Bankruptcy Court confirming the Plan (the “Effective Date”), any Registration Rights Holders who, directly or indirectly, together with their respective affiliates, have beneficial ownership of at least 7.5% of the then issued and outstanding shares of Common Stock, after giving effect to the conversion of the Series A Preferred Stock (such Registration Rights Holders, the “Required Investors”), may request registration of all or any portion of the Registrable Securities beneficially owned by such Required Investors on Form S-1 or, if available, on Form S-3 (each, a “Demand Registration”). Unless there is then a currently effective Shelf Registration Statement covering such Registrable Securities, the Company will effect such Demand Registration by filing with the SEC a registration statement within (i) 60 days in the case of a registration statement on Form S-1 and (ii) 30 days in the case of a registration statement on Form S-3. The aggregate number of Demand Registrations on Form S-1 that may be requested by the Required Investors shall not exceed four; the Required Investors may request an unlimited number of Demand Registrations on Form S-3.

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The relevant Required Investors may request to effectuate any offering of Registrable Securities by means of an underwritten offering, provided that the aggregate gross proceeds of such public offering are expected to be at least $50 million. The Company will not be required to effect more than one underwritten offering in any 90-day period.
In the event the Company proposes to file a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to the Registration Rights Holders as soon as practicable (but in no event less than five business days prior to the proposed date of public filing of such shelf), and such notice shall offer the Registration Rights Holders the opportunity to register under such registration statement the resale of such number of Registrable Securities as each such Registration Rights Holder may request in writing (a “Piggyback Registration”). If the Company proposes to file a registration statement that is not a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to certain of the Registration Rights Holders (the “Piggyback Eligible Investors”), and such notice shall offer the Piggyback Eligible Investors the opportunity to make a Piggyback Registration. If the Company proposes to undertake an underwritten offering pursuant to a registration statement for which there was a Piggyback Registration, the Piggyback Eligible Investors may be entitled to participate in such underwritten offering, subject to customary “cutback” provisions in certain circumstances.
If requested by the managing underwriter or underwriters in the event of any underwritten public offering of equity securities by the Company, each holder of Registrable Securities participating in such sale agrees, as a condition to such holder’s participation in the offering, to execute a lock-up agreement, which will provide for restrictions on transferring the Company’s capital stock as specified in the Registration Rights Agreement. Additionally, in connection with any underwritten public offering of Registrable Securities and upon the request of the managing underwriter or underwriters, the Company will agree not to effect any public sale or distribution of any Lock-Up Securities (as defined in the Registration Rights Agreement).
The Registration Rights Agreement includes customary indemnification provisions. The Company is responsible for its own expenses associated with the performance of its obligations under the Registration Rights Agreement and certain fees and expenses of legal counsel to the relevant Registration Rights Holders. Except as described in the preceding sentence, the Registration Rights Holders will bear their own expenses, including any underwriting discounts, selling commissions and transfer taxes applicable to any sale of Registrable Securities.
The Registration Rights Agreement will automatically terminate upon the later of (i) the expiration of the Shelf Period (as defined in the Registration Rights Agreement) and (ii) at such time as no Registrable Securities remain outstanding.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) and incorporated by reference herein.
Series A Investor Rights Agreement
Pursuant to the Plan, the Company entered into a Series A Investor Rights Agreement (the “Series A Investor Rights Agreement”) with Centerbridge Credit Partners Master, L.P. (“Centerbridge Credit”), Centerbridge Special Credit Partners III-Flex, L.P. (“Centerbridge Special Credit” and, together with Centerbridge Credit, the “Centerbridge Investors”), OCM Opps GTM Holdings, LLC (“OCM Opps”), Oaktree Value Opportunities Fund Holdings, L.P. (“Oaktree Value”), Oaktree Phoenix Investment Fund, L.P. (“Oaktree Phoenix”) and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. (“Oaktree Opportunities” and, together with OCM Opps, Oaktree Value and Oaktree Phoenix, the “Oaktree Investors”) and the other signatories thereto (the “Additional Investors” and, together with the Centerbridge Investors and the Oaktree Investors, the “Series A Investors”). Pursuant to the Series A Investor Rights Agreement, as of the Effective Date, the Centerbridge Investors and Oaktree Investors each have the right to designate three directors for election to the Board and the Additional Investors have the right to designate one director for election to the Board. One director will be the chief executive officer of the Company.
The Centerbridge Investors and Oaktree Investors each have a continuing right to designate three directors to the Board, subject to their respective (and permitted transferees’) beneficial ownership of at least 60% of their respective aggregate initial ownership interest as of the Effective Date (the “Initial Investor Interest”), at least one of which will not be employed by Centerbridge Investors or Oaktree Investors, as applicable, or their respective affiliates. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 60% but at least 40% of their respective Initial Investor Interest, then they will each have the right to designate at least two directors to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 40% but at least 20% of their respective Initial Investor Interest, then they will each have the right to designate at

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least one director to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, cease to own at least 20% of their respective Initial Investor Interest, then they will have no right to designate any directors to the Board.
Pursuant to the Series A Investor Rights Agreement, the Additional Investors have a continuing right to designate one director for election to the Board, subject to their (and permitted transferees’) beneficial ownership of at least 60% of their Initial Investor Interest. If the Additional Investors beneficially own less than 60% of their Initial Investor Interest, then they have no right to designate any directors to the Board. The designee of the Additional Investors shall be the person nominated, separately and not jointly, by those Additional Investors holding at least 65% of the shares of Series A Preferred Stock held by the Additional Investors at such time. After the Additional Investors no longer have a right to designate a director as described above, if the Company becomes aware that at least 20% of the Series A Preferred Stock issued as of the Effective Date is held by stockholders other than the Centerbridge Investors and Oaktree Investors, then the holders of a majority of the Series A Preferred Stock then outstanding (excluding Series A Preferred Stock held by the Centerbridge Investors and the Oaktree Investors) will collectively have the right to designate one director to the Board.
If the number of individuals that any Series A Investor has the right to designate for election to the Board is decreased in accordance with the foregoing, then the corresponding number of directors designated by such Investor will immediately offer to resign from the Board under the terms of the Series A Investor Rights Agreement.
The Company is restricted under the Series A Investor Rights Agreement from increasing the size of the Board without the written consent of the Series A Investors holding a majority of the then-outstanding Series A Preferred Stock for so long as the outstanding Series A Preferred Stock represents, in the aggregate, a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock of the Company entitled generally to vote in the election of directors of the Company.
The foregoing description of the Series A Investor Rights Agreement is not complete and is qualified in its entirety by reference to the Series A Investor Rights Agreement, which is attached as an exhibit to the Annual Report and incorporated herein by reference.

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